Exhibit 16.1

[FITTSROBERTS & CO., P.C. LETTERHEAD]

December 29, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Industrial Enterprises of America, Inc.’s (formerly Advanced Bio/Chem, Inc.) statements included under Item 4.01(a) of its Form 8-K for December 29, 2004, and we agree with such statements concerning our firm.

/s/ Fitts, Roberts & Co., P.C.

Fitts, Roberts & Co., P.C.